ELECTRAMECCANICA VEHICLES CORP.
2015 STOCK OPTION PLAN

This 2015 Stock Option Plan (the “Plan”) provides for the grant of options to acquire Common shares (the “Common Shares”), of Electrameccanica Vehicles Corp. (the “Corporation”), a corporation incorporated under the British Columbia Business Corporations Act. For the purposes of Eligible Employees (as defined below) who are subject to tax in the United States, stock options granted under this Plan that qualify under Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”), are referred to in this Plan as “Incentive Stock Options”. Incentive Stock Options and stock options that do not qualify under Section 422 of the Code (“Non-Qualified Stock Options”) and stock options granted to Canadian and other non-United States residents under this Plan are referred to collectively as “Options”. Any person to whom an Option is granted under this Plan and who is the owner of an Option is referred to as an “Optionee.”

1.          PURPOSE

1.1         The purpose of this Plan is to retain the services of valued key employees, directors and consultants of the Corporation and such other persons as the Plan Administrator (as defined herein) shall select in accordance with Section 3 below, and to encourage such persons to acquire a greater proprietary interest in the Corporation, thereby strengthening their incentive to achieve the objectives of the shareholders of the Corporation, and to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to consultants and other persons selected by the Plan Administrator.

1.2         This Plan shall at all times be subject to all legal requirements relating to the administration of stock option plans, if any, under applicable Canadian federal and provincial, and United States federal and state securities laws, the Code, the rules of any applicable Exchange (as defined herein) or stock quotation system, and the rules of any foreign jurisdiction applicable to Options granted to residents therein (collectively, the “Applicable Laws”).

2.          ADMINISTRATION

2.1         This Plan shall be administered initially by the Board of Directors of the Corporation (the “Board”), except that the Board may, in its discretion, establish a committee composed of two (2) or more members of the Board to administer the Plan, which committee (the “Committee”) may be an executive, compensation or other committee, including a separate committee especially created for this purpose. The Board or, if applicable, the Committee is referred to herein as the “Plan Administrator.”

2.2         The Committee shall have the powers and authority vested in the Board hereunder (including the power and authority to interpret any provision of the Plan or of any Option). The members of any such Committee shall serve at the pleasure of the Board. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully effective as if it had been taken at a meeting.

2.3         The Board may at any time amend, suspend or terminate the Plan, subject to such shareholder approval as may be required by Applicable Laws provided that:

(a)	no Options may be granted during any suspension of the Plan or after termination of the Plan; and

(b)

any amendment, suspension or termination of the Plan will not affect Options already granted, and such Options will remain in full force and affect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the Optionee and the Plan Administrator, which agreement will have to be in writing and signed by the Optionee and the Corporation.

2.4         Subject to the provisions of this Plan, and with a view to effecting its purpose, the Plan Administrator shall have sole authority, in its absolute discretion, to:

(a)	construe and interpret this Plan;

(b)	define the terms used in this Plan;

(c)	prescribe, amend and rescind the rules and regulations relating to this Plan;

(d)	correct any defect, supply any omission or reconcile any inconsistency in this Plan;

(e)	grant Options under this Plan;

(f)	determine the persons to whom Options shall be granted under this Plan and whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option, or otherwise;

(g)	determine the time or times at which Options shall be granted under this Plan;

(h)	determine the number of Common Shares subject to each Option, the exercise price of each Option, the duration of each Option and the times at which each Option shall become exercisable;

(i)	determine all other terms and conditions of the Options; and

(j)	make all other determinations and interpretations necessary and advisable for the administration of the Plan.

2.5         All decisions, determinations and interpretations made by the Plan Administrator shall be binding and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries, subject to any contrary determination by the Board.

3.          ELIGIBILITY

3.1         Incentive Stock Options may be granted to any individual who, at the time the Option is granted, is an employee of the Corporation or any Related Corporation (as defined below) (“Eligible Employees”) subject to tax in the United States.

3.2         Non-Qualified Stock Options may be granted to Eligible Employees, consultants, members of the Board, employees and to such other persons who are not Eligible Employees as the Plan Administrator shall select, subject to any Applicable Laws.

3.3         All Incentive Stock Options and Non-Qualified Stock Options granted to United States residents under the Plan to U.S. Optionees are intended to be exempt from registration under the Securities Act of 1933 provided by Rule 701 thereunder.

3.4         Options may be granted in substitution for outstanding options of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization between such other corporation and the Corporation or any subsidiary of the Corporation. Options also may be granted in exchange for outstanding Options.

3.5         If the Common Shares are listed on the Canadian Securities Exchange, Toronto Stock Exchange, TSX Venture Exchange, NASDAQ or any other recognized stock exchange (an “Exchange”), the following restrictions on the granting of Options are applicable under the Plan:

(a)

Individuals. The aggregate number of Common Shares that may be reserved for issuance pursuant to Options granted must not exceed 5% of the issued Common Shares of the Corporation (determined at the date of grant) to any one individual in a 12-month period, (unless the Corporation has obtained Disinterested Shareholder Approval). The term “Disinterested Shareholder” shall have the meaning as defined for such term in the Applicable Laws.

(b)

Optionees Performing Investor Relations Activities. The aggregate number of Options granted to Optionees engaged to provide Investor Relations Activities in a 12-month period must not exceed 1% of the issued Common Shares of the Corporation (determined at the date of grant) without the prior consent of Exchange. The term “Investor Relations Activities” shall have the meaning as defined for such term in the Applicable Laws.

(c)

Consultants. The aggregate number of Options granted to any one consultant in a 12- month period must not exceed 2% of the issued Common Shares of the Corporation (determined at the date of grant) without the prior consent of Exchange.

3.6         As used in this Plan, the term “Related Corporation” shall mean any corporation (other than the Corporation) that is a “Parent Corporation” of the Corporation or “Subsidiary Corporation” of the Corporation, as those terms are defined in the Code (or any successor provisions) and the regulations thereunder (as amended from time to time).

4.          SHARES SUBJECT TO PLAN

4.1         The Plan Administrator is authorized to grant Options to acquire up to a total of 12,000,000 Common Shares of the Corporation’s authorized but unissued, or reacquired, Common Shares. The number of shares with respect to which Options may be granted hereunder is subject to adjustment as set forth in Section 5.1(o) hereof. In the event that any outstanding Option expires or is terminated for any reason, the Common Shares allocable to the unexercised portion of such Option may again be subject to an Option granted to the same Optionee or to a different person eligible under Section 3 of this Plan; provided however, that if Section 3.5 applies, any cancelled Options will be counted against the maximum number of shares with respect to which Options may be granted to any particular person as set forth in Section 3 hereof.

5.          TERMS AND CONDITIONS OF OPTIONS

5.1         Each Option granted under this Plan shall be evidenced by a written agreement approved by the Plan Administrator substantially in the form attached hereto as Schedule “A” (the “Agreement”). Agreements may contain such provisions, not inconsistent with this Plan, as the Plan Administrator in its discretion may deem advisable. All Options also shall comply with the following requirements:

(a)	Number of Shares and Type of Option

Each Agreement shall state the number of Common Shares to which it pertains and, for Optionees subject to tax in the United States, whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option, provided that in the absence of action to the contrary by the Plan Administrator in connection with the grant of an Option, all Options shall be Non-Qualified Stock Options.

(b)	Date of Grant

Each Agreement shall state the date the Plan Administrator has deemed to be the effective date of the Option for purposes of this Plan (the “Date of Grant”).

(c)	Option Price

Each Agreement shall state the price per share of Common Shares at which it is exercisable. The Plan Administrator shall act in good faith to establish the exercise price in accordance with Applicable Laws.

(d)	Duration of Options

At the time of the grant of the Option, the Plan Administrator shall designate, subject to paragraph 5.1(g) below, the expiration date of the Option, which date shall not be later than ten (10) years from the Date of Grant; provided , that the Code may contain additional duration limits with respect to incentive stock options. In the absence of action to the contrary by the Plan Administrator in connection with the grant of a particular Option, and except in the case of Incentive Stock Options as described above, if applicable, all Options granted under this Plan shall expire five (5) years from the Date of Grant.

(e)	Vesting Schedule

No Option shall be exercisable until it has vested. The vesting schedule for each Option shall be specified by the Plan Administrator at the time of grant of the Option prior to the provision of services with respect to which such Option is granted; provided that if no vesting schedule is specified at the time of grant, the Option shall vest as follows:

(i)	on the first anniversary of the Date of Grant, the Option shall vest and shall become exercisable with respect to 25% of the Common Shares to which it pertains; and

(ii)	the remaining 75% of the Option shall vest in 36 equal monthly instalments commencing on the first anniversary of the Date of Grant.

The Plan Administrator may specify a vesting schedule for all or any portion of an Option based on the achievement of performance objectives established in advance of the commencement by the Optionee of services related to the achievement of the performance objectives. Performance objectives shall be expressed in terms of one or more of the following: return on equity, return on assets, share price, market share, sales, earnings per share, costs, net earnings, net worth, inventories, cash and cash equivalents, gross margin or the Corporation’s performance relative to its internal business plan, or such other terms as determined and directed by the Board. Performance objectives may be in respect of the performance of the Corporation as a whole (whether on a consolidated or unconsolidated basis), a Related Corporation, or a subdivision, operating unit, product or product line of either of the foregoing. Performance objectives may be absolute or relative and may be expressed in terms of a progression or a range. An Option that is exercisable (in full or in part) upon the achievement of one or more performance objectives may be exercised only following written notice to the Optionee and the Corporation by the Plan Administrator that the performance objective has been achieved.

(f)	Acceleration of Vesting

The vesting of one or more outstanding Options may be accelerated by the Plan Administrator at such times and in such amounts as it shall determine in its sole discretion. The vesting of Options also shall be accelerated under the circumstances described in Sections 5.1(m) or (p) below.

(g)	Termination of Option

(i)

Unless accelerated in accordance with Section 5.1(f) above, unvested Options shall terminate immediately upon the Optionee resigning from or the Corporation terminating the Optionee’s employment or contractual relationship with the Corporation or any Related Corporation for any reason whatsoever, including death or Disability (as defined below).

(ii)

Options that have vested as specified by the Plan Administrator or in accordance with this Plan, shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events:

A.	the expiration of the Option, as designated by the Plan Administrator in accordance with Section 5.1(d) above;

B.

the date of an Optionee’s termination of employment or contractual relationship with the Corporation or any Related Corporation for cause (as determined in the sole discretion of the Plan Administrator);

C.

the expiration of three (3) months from the date of an Optionee’s termination of employment or contractual relationship with the Corporation or any Related Corporation for any reason whatsoever other than cause, death or Disability. In no event shall vesting of the Option extend beyond the date upon which the Optionee’s employment or contractual relationship with the Corporation ceases, or if earlier, the date on which the Corporation gives notice of such termination (the “Vesting End Date”). No potential value of the Option shall be considered in determining any notice or compensation in lieu of notice that may be required or given upon termination of the Optionee’s employment by the Corporation. This is a condition of the grant and the Optionee shall be required to waive any and all rights and claims the Optionee may have to any Options, or value attributable to Options, which would have under any circumstances vested after the Vesting End Date; or

D.	the expiration of three (3) months from termination of an Optionee’s employment or contractual relationship by reason of death or Disability.

(iii)

Upon the death of an Optionee, any vested Options held by the Optionee shall be exercisable only by the person or persons to whom such Optionee’s rights under such Option shall pass by the Optionee’s will or by the laws of descent and distribution of the Optionee’s domicile at the time of death and only until such Options terminate as provided above.

(iv)

For purposes of the Plan, unless otherwise defined in the Agreement, “Disability” shall mean medically determinable physical or mental impairment which has lasted or can be expected to last for a continuous period of not less than six (6) months or that can be expected to result in death. The Plan Administrator shall determine whether an Optionee has incurred a Disability on the basis of medical evidence acceptable to the Plan Administrator. Upon making a determination of Disability, the Plan Administrator shall, for purposes of the Plan, determine the date of an Optionee’s termination of employment or contractual relationship.

(v)

For purposes of this Plan, transfer of employment between or among the Corporation and/or any Related Corporation shall not be deemed to constitute a termination of employment with the Corporation or any Related Corporation. For purposes of this subsection, employment shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment shall not be deemed to continue beyond the first ninety (90) days of such leave, unless the Optionee’s re-employment rights are guaranteed by statute or by contract.

(h)	Exercise of Options

(i)

Options shall be exercisable, in full or in part, at any time after vesting, until termination. If less than all of the Common Shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the Option term. No portion of any Option for less than fifty (50) Common Shares (as adjusted pursuant to Section 5.1(o) below) may be exercised; provided, that if the vested portion of any Option is less than fifty (50) Common Shares, it may be exercised with respect to all Common Shares for which it is vested. Only whole Common Shares may be issued pursuant to an Option, and to the extent that an Option covers less than one (1) share, it is unexercisable.

(ii)

Options or portions thereof may be exercised by giving written notice to the Corporation (“Notice of Exercise”) in the form attached as Exhibit “A” to the Agreement, which shall specify the number of Common Shares to be purchased, and be accompanied by payment in the amount of the aggregate exercise price for the Common Shares so purchased, which payment shall be in the form specified in Section 5.1(i) below. The Corporation shall not be obligated to issue, transfer or deliver a certificate of Common Shares to the Optionee of any Option, until provision has been made by the Optionee, to the satisfaction of the Corporation, for the payment of the aggregate exercise price for all Common Shares for which the Option shall have been exercised and for satisfaction of any tax withholding obligations associated with such exercise.

(iii)

During the lifetime of an Optionee, Options are exercisable only by the Optionee or in the case of a Non-Qualified Stock Option, transferee who takes title to such Option in the manner permitted by Section 5.1(l) hereof.

(i)	Payment upon Exercise of Option

Upon the exercise of any Option, the aggregate exercise price shall be paid to the Corporation in cash or by certified cheque, bank draft, cashier’s cheque or wire transfer. In addition, if pre-approved in writing by the Plan Administrator who may arbitrarily withhold consent, the Optionee may pay for all or any portion of the aggregate exercise price by complying with one or more of the following alternatives:

(i)

by delivering to the Corporation shares previously held by such Optionee, or by the Corporation withholding Common Shares otherwise deliverable pursuant to exercise of the Option, which shares received or withheld shall have a fair market value at the date of exercise (as determined by the Plan Administrator) equal to the aggregate exercise price to be paid by the Optionee upon such exercise; or

(ii)	by complying with any other payment mechanism approved by the Plan Administrator at the time of exercise.

(j)	Share Certificates

Upon exercise of the Option and payment in full of the exercise price therefor, the Corporation shall cause to be delivered to the Optionee within a reasonable period of time a duplicate certificate or certificates in the name of the Optionee representing the number of Common Shares the Optionee has purchased. The original share certificate(s) may be held in trust by the Corporation, to ensure compliance with the terms and conditions of the Plan and each Agreement for delivery to the Optionee in accordance with the Plan and each Agreement.

(k)	No Rights as a Shareholder

(i)

An Optionee shall have no rights as a shareholder with respect to any Common Shares issuable upon exercise of an Option until such Optionee becomes a shareholder of such Common Shares, as set out in Section 5.1(k)(ii) below, irrespective of whether such Optionee has delivered a Notice of Exercise. Subject to the provisions of Section 5.1(o) below, no rights shall accrue to an Optionee and no adjustments shall be made on account of dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights declared on, or created in, the Common Shares for which the record date is prior to the date the Optionee becomes a shareholder of the Common Shares issuable upon exercise of an Option, irrespective of whether such Optionee has given notice of exercise.

(ii)	An Optionee shall not become a shareholder for the purposes of Section 5.1(k)(i) until:

A.	full payment has been made to the Corporation as described in Section 5.1(i);

B.	a share certificate or share certificates have been duly issued as described in Section 5.1(j);

C.

payment has been made to the Corporation, or provision satisfactory to the Corporation has been made for payment of, any federal, provincial/state or local withholding taxes required by law to be withheld in respect of an Option as described in Section 5.1(n); and

D.

if applicable or unless otherwise specifically exempted by the Plan Administrator, the Optionee becomes a party to the shareholders’ agreement as described in Section 11 and/or any other agreement or voting trust generally applicable to employees, consultants and/or directors of the Corporation.

(l)	Transfer of Option

(i)

Options granted under this Plan and the rights and privileges conferred by this Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by applicable laws of descent and distribution or pursuant to applicable family relations legislation, and shall not be subject to execution, attachment or similar process.

(ii)

Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option or of any right or privilege conferred by this Plan contrary to the provisions hereof, or upon the sale, levy or any attachment or similar process upon the rights and privileges conferred by this Plan, such Option shall thereupon terminate and become null and void.

(m)	Initial Public Offering

(i)

In the event the Corporation undertakes an initial public offering (an “IPO”), the Board, the regulatory authorities, applicable Exchange, agents or underwriters may, prior to completion of the IPO, require that some or all of the Options be cancelled, repriced upwards or otherwise revised, in which case the Board may, in its sole discretion, deal with the Options in the manner it deems fair and reasonable. Without limiting the generality of the foregoing, the Board may, without any action or consent required on the part of any Optionee:

A.	deliver a notice to the Optionee advising the Optionee that the unvested portion of the Option held by the Optionee, if any, will immediately vest;

B.

deliver a notice to the Optionee advising the Optionee that the Optionee will have 10 days following the date of the notice to exercise any vested portion or portions of the Option held by the Optionee, failing which the vested portion or portions of the Option will be deemed to have been exercised in full without any payment by the Optionee and, in such case, the Optionee will be entitled to receive the number of Common Shares, as applicable, of the Corporation as is determined by the following formula:

where X equals the price at which the Corporation proposes to offer the Common Shares to the public by way of its IPO, Y equals the exercise price of the Option and Z equals the number of Common Shares, issuable upon the exercise of the vested portion or portions of the Optionee’s Option. The expiry date of any unvested portion of the Optionee’s Option will be the date of the notice and any fractional amounts resulting from the above calculation will be rounded up to the nearest whole number of Common Shares, as applicable; or

C.	take such other actions, and combinations of the foregoing actions, as it deems fair and reasonable under the circumstances.

(ii)

If the Corporation proceeds to list its Common Shares on an Exchange or commences an IPO, each Optionee will promptly enter into all such escrow, pooling or other agreements as are required by the regulatory authorities, the applicable Exchange, agents or underwriters in connection with such listing or IPO. In the event that the Corporation does not complete the IPO, the Corporation will, to the extent reasonably practicable, grant to the Optionee an Option equivalent (including the original vesting terms, if any) to the Option cancelled or exercised, provided that in the case of an Option that was exercised or deemed to be exercised, the Optionee surrenders for cancellation the Common Shares, as applicable, acquired upon the exercise or deemed exercise of the Option.

(n)	Securities Regulation and Tax Withholding

(i)

Common Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Common Shares shall comply with all Applicable Laws. The inability of the Corporation to obtain from any regulatory body the authority deemed by the Corporation to be necessary for the lawful issuance and sale of any Options or Common Shares under this Plan, or the unavailability of an exemption from registration for the issuance and sale of any Common Shares under this Plan, shall relieve the Corporation of any liability with respect to the non- issuance or sale of such Options or Common Shares.

(ii)

It is the intention of the Corporation, to the extent reasonably practicable, to grant Options only to those persons who fall within at least one of the categories of persons described in section 2.4 or 2.24 of National Instrument 45-106 Prospectus and Registration Exemptions; and each Optionee will, at the Committee’s request, execute, deliver, and file any and all documents, and otherwise make all reasonable efforts to assist the Plan Administrator in its efforts to determine whether the Optionee falls within at least one such category.

(iii)

As a condition to the exercise of an Option, the Plan Administrator may require the Optionee to represent and warrant in writing at the time of such exercise that the Common Shares are being purchased only for investment and without any then-present intention to sell or distribute such Common Shares. At the option of the Plan Administrator, a stop-transfer order against such Common Shares may be placed on the books and records of the Corporation, and a legend indicating that the Common Shares may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the certificates representing such Common Shares in order to assure an exemption from registration. The Plan Administrator also may require such other documentation as may from time to time be necessary to comply with federal, provincial or state securities laws. THE CORPORATION HAS NO OBLIGATION TO UNDERTAKE REGISTRATION OF OPTIONS OR THE COMMON SHARES ISSUABLE UPON THE EXERCISE OF OPTIONS.

(iv)

The Optionee shall pay to the Corporation by certified cheque, bank draft, cashier’s cheque or wire transfer, promptly upon exercise of an Option or, if later, the date that the amount of such obligations becomes determinable, all applicable federal, state, provincial, local and foreign withholding taxes that the Plan Administrator, in its discretion, determines to result upon exercise of an Option or from a transfer or other disposition of Common Shares acquired upon exercise of an Option or otherwise related to an Option or Common Shares acquired in connection with an Option. Upon approval of the Plan Administrator, an Optionee may satisfy such obligation by complying with one or more of the alternatives selected by the Plan Administrator as described in Section 5.“1(i).

(v)

The issuance, transfer or delivery of certificates of Common Shares pursuant to the exercise of Options may be delayed, at the discretion of the Plan Administrator, until the Plan Administrator is satisfied that the applicable requirements of the federal, provincial and state securities laws and the withholding provisions under Applicable Laws have been met and that the Optionee has paid or otherwise satisfied any withholding tax obligation as described in paragraph 5.1(n)(iv) above.

(o)	Share Dividend or Reorganization

(i)

If: (1) the Corporation shall at any time substitute a new Option for an old Option, or assume an old Option by reason of a merger, consolidation, acquisition of property or share, reorganization or liquidation; (2) the Corporation shall declare a dividend payable in, or shall subdivide, reclassify, reorganize, or combine, its Common Shares; or (3) any other event with substantially the same effect shall occur, the Plan Administrator shall, subject to applicable law, with respect to each outstanding Option, proportionately adjust the number of Common Shares subject to such Option and/or the exercise price per share so as to preserve the rights of the Optionee substantially proportionate to the rights of the Optionee prior to such event, and to the extent that such action shall include an increase or decrease in the number of Common Shares subject to outstanding Options, the number of Common Shares available under Section 4 of this Plan and the exercise price for such Options shall automatically be increased or decreased, as the case may be, proportionately, without further action on the part of the Plan Administrator, the Corporation, the Corporation’s shareholders, or any Optionee, so as to preserve the proportional rights of the Optionee.

(ii)

In the event that the presently authorized capital of the Corporation is changed into the same number of shares with a different par value, or without par value, the shares resulting from any such change shall be deemed to be Common Shares within the meaning of the Plan, and each Option shall apply to the same number of shares of such new shares as it applied to old shares immediately prior to such change.

(iii)

If the Corporation shall at any time declare an extraordinary dividend with respect to the Common Shares, whether payable in cash or other property, the Plan Administrator may, subject to applicable law, in the exercise of its sole discretion and with respect to each outstanding Option, proportionately adjust the number of Common Shares subject to such Option and/or adjust the exercise price per share so as to preserve the rights of the Optionee substantially proportionate to the rights of the Optionee prior to such event, and to the extent that such action shall include an increase or decrease in the number of Common Shares subject to outstanding Options, the number of Common Shares available under Section 4 of this Plan shall automatically be increased or decreased, as the case may be, proportionately, without further action on the part of the Plan Administrator, the Corporation, the Corporation’s shareholders, or any Optionee.

(iv)

The foregoing adjustments in the Common Shares subject to Options shall be made by the Plan Administrator, or by any successor administrator of this Plan, or by the applicable terms of any assumption or substitution document.

(v)

The grant of an Option shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, consolidate or dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

(p)	Assumption of Options by Successor

Notwithstanding the vesting schedule set forth in the Plan or each Agreement, in the event that the Corporation or its shareholders receives and accepts an offer to acquire all of the shares or substantially all of the assets of the Corporation, whether effected through an acquisition for cash or securities, and whether structured as a purchase, amalgamation, merger, arrangement or otherwise (in each case, a “Sale Transaction”), the Board may, in its sole discretion, deal with the Options issued under the Plan in the manner it deems fair and reasonable in light of the circumstances of the Sale Transaction. Without limiting the generality of the foregoing, in connection with a Sale Transaction, the Board may, without any action or consent required on the part of any Optionee:

(i)	deem any or all Options (vested or unvested) under the Plan to have been exercised and the Common Shares to have been tendered to the Sale Transaction;

(ii)	apply a portion of the Optionee’s proceeds from the closing of the Sale Transaction to the exercise price payable by that Optionee for the exercise of his or her Options;

(iii)	cancel the Options and pay to an Optionee the amount that the Optionee would have received, after deducting the exercise price of the Options, had the Options been exercised;

(iv)

exchange unvested Options, or any portion of them, for options to purchase shares in the capital of the acquiror or any corporation which results from an amalgamation, merger or similar transaction involving the Corporation made in connection with the Sale Transaction; or

(v)	take such other actions, and combinations of the foregoing actions, as it deems fair and reasonable under the circumstances.

(q)	Assumption of Options by the Corporation

The Corporation may, from time to time, substitute or assume outstanding options granted by another company, whether in connection with an acquisition of such other company or otherwise, by either:

(i)	granting an Option under this Plan in substitution of such other company’s option; or

(ii)	assuming such option as if it had been granted under this Plan if the terms of such assumed option could be applied to an Option granted under this Plan.

Such substitution or assumption will be permissible if the holder of the substituted or assumed option would have been eligible to be granted an Option under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Corporation assumes an option granted by another company, the terms and conditions of such option will remain unchanged (except that the exercise price and the number and nature of Common Shares issuable upon exercise of any such option will be adjusted appropriately). In the event the Corporation elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted exercise price.

(r)	Dissolution or Liquidation

In the event of the proposed dissolution or liquidation of the Corporation, to the extent that an Option has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action. The Plan Administrator may, in the its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Plan Administrator and give each Optionee the right to exercise his/her/its Option as to all or any part of the Common Shares thereof, including Common Shares as to which the Option would not otherwise be exercisable.

(s)	Substantial Sale

(i)

If a shareholder or group of shareholders (the “ Selling Shareholders”) of the Corporation agree to sell to a third party (or more than one third party acting in concert) (a “Purchaser”) shares representing more than 66 2/3% of shares of all classes of the Corporation (calculated as if any shares convertible into shares were converted in accordance with their respective terms and calculated as if all “in the money” vested options and “in the money” warrants were exercised and converted into shares) (a “ Substantial Sale”) and the Purchaser also offers to either: (a) buy the Options of an Optionee; or (b) have the Corporation cancel the Options by the Corporation making a payment to the Optionee, then the Optionee must sell his or her Options to the Purchaser or agree to the cancellation of the Option and receive a payment from the Corporation at a price equal to:

(The number of Common Shares then exercisable under the Option)	X	(the price per share being paid by the Purchaser to the Selling Shareholders minus the exercise price per share under the Option)

and on otherwise similar terms and conditions as are applicable under the Substantial Sale. If the Purchaser has agreed to purchase only shares of a class or series which are convertible into shares (“Convertible Shares”), the price per share applicable in the above formula shall be calculated on an as converted basis (and if there is more than one conversion rate applicable to different classes or series of Convertible Shares outstanding, the conversion shall be computed on a pro rata basis based upon the ratio of the number of shares which holders of each class or series of Convertible Shares may acquire to the total number of shares which all holders of all classes and series of Convertible Shares may acquire).

(ii)

If the Purchaser offers to buy the Options of an Optionee and the Optionee does not sell the Optionee’s Options to the Purchaser as contemplated above, then that Optionee’s Options will expire, terminate and be cancelled on completion of the Substantial Sale.

6.          EFFECTIVE DATE; DIRECTOR AND SHAREHOLDER APPROVAL

6.1         Incentive Stock Options may be granted by the Plan Administrator from time to time on or after the date on which this Plan is adopted (the “Effective Date”) through the day immediately preceding the tenth anniversary of the Effective Date.

6.2         Non-Qualified Stock Options may be granted by the Plan Administrator on or after the Effective Date and until this Plan is terminated by the Board in its sole discretion.

6.3         Termination of this Plan shall not terminate any Option granted prior to such termination.

6.4         If the Corporation has shares listed for trading on an Exchange, the approval of Disinterested Shareholders will be obtained for any reduction in the exercise price of Options if the Optionee is an Insider of the Corporation at the time of the proposed amendment. The term “Insider” shall have the meaning as defined for such term in the Applicable Laws.

6.5         Any Options granted by the Plan Administrator prior to the approval of this Plan by the shareholders of the Corporation, if such shareholder approval is required under Applicable Laws, shall be granted subject to ratification of this Plan by the shareholders of the Corporation within 12 (twelve) months before or after the Effective Date. If such shareholder ratification is sought and not obtained, all Options granted prior thereto and thereafter shall be considered Non-Qualified Stock Options and any Options granted to Covered Employees will not be eligible for the exclusion set forth in the Code with respect to the deductibility by the Corporation of certain compensation. In addition, any such Options will remain unvested unless and until shareholder approval is obtained.

7.          NO OBLIGATIONS TO EXERCISE OPTION

7.1         The grant of an Option shall impose no obligation upon the Optionee to exercise such Option.

8.          NO RIGHT TO OPTIONS OR TO EMPLOYMENT

8.1         Whether or not any Options are to be granted under this Plan shall be exclusively within the discretion of the Plan Administrator, and nothing contained in this Plan shall be construed as giving any person any right to participate under this Plan.

8.2         The grant of an Option shall in no way constitute any form of agreement or understanding binding on the Corporation or any Related Corporation, express or implied, that the Corporation or any Related Corporation will employ or contract with an Optionee for any length of time, nor shall it interfere in any way with the Corporation’s or, where applicable, a Related Corporation’s right to terminate Optionee’s employment at any time, which right is hereby reserved.

9.          APPLICATION OF FUNDS

9.1         The proceeds received by the Corporation from the sale of Common Shares issued upon the exercise of Options shall be used for general corporate purposes, unless otherwise directed by the Board.

10.          INDEMNIFICATION OF PLAN ADMINISTRATOR

10.1         In addition to all other rights of indemnification they may have as members of the Board, members of the Plan Administrator shall be indemnified by the Corporation for all reasonable expenses and liabilities of any type or nature, including attorneys’ fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, this Plan or any Option granted under this Plan, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Corporation), except to the extent that such expenses relate to matters for which it is adjudged that such Plan Administrator member is liable for willful misconduct; provided, that within fifteen (15) days after the institution of any such action, suit or proceeding, the Plan Administrator member involved therein shall, in writing, notify the Corporation of such action, suit or proceeding, so that the Corporation may have the opportunity to make appropriate arrangements to prosecute or defend the same.

11.         SHAREHOLDERS’ AGREEMENT

11.1        It is a condition of the Plan that an Optionee who wishes to exercise an Option in whole or in part must, if required by the Board, become a party to such shareholders’ agreement or other agreements as may be in force and effect at the time of the issuance of the Common Shares. The shareholders’ agreement establishes certain rights and obligations with respect to the holding and sale of all Common Shares purchased from time to time by the Optionee upon the exercise of Options.

12.         AMENDMENT OF PLAN

12.1        The Plan Administrator may, subject to Applicable Laws, at any time, modify, amend or terminate this Plan or modify or amend Options granted under this Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with applicable statutes, rules or regulations; provided however that:

(a)	no amendment with respect to an outstanding Option which has the effect of reducing the benefits afforded to the Optionee thereof shall be made over the objection of such Optionee;

(b)	the events triggering acceleration of vesting of outstanding Options may be modified, expanded or eliminated without the consent of Optionees;

(c)

the Plan Administrator may condition the effectiveness of any such amendment on the receipt of shareholder approval at such time and in such manner as the Plan Administrator may consider necessary for the Corporation to comply with or to avail the Corporation and/or the Optionees of the benefits of any securities, tax, market listing or other administrative or regulatory requirement; and

(d)	the Plan Administrator may not increase the number of shares available for issuance on the exercise of Incentive Stock Options without shareholder approval.

12.2        Without limiting the generality of Section 12.1 hereof, the Plan Administrator may modify grants to persons who are eligible to receive Options under this Plan who are foreign nationals or employed outside Canada and the United States to recognize differences in local law, tax policy or custom.

13.         GOVERNING LAW

13.1        The Plan is established under the laws of the Province of British Columbia and the rights of all parties and the construction and effect of each provision of the Plan shall be according to the laws of the Province of British Columbia and the laws of Canada applicable therein.

14.         POWER OF ATTORNEY

14.1        Each and every time an Optionee exercises an Option, in whole or in part, such Optionee shall, by signing and delivering to the Corporation the Notice of Exercise, appoint any director or officer of the Corporation as:

(a)	the Optionee’s attorney in accordance with the Power of Attorney Act (British Columbia), as the same may be amended from time to time; and

(b)	the Optionee’s agent and representative,

to do all such things and execute all such documents and resolutions of any kind whatsoever as may be required of the Optionee in connection with the deposit of the Common Shares in escrow or pool as contemplated in the Plan or with respect to the transfer or sale of any Common Shares pursuant to the terms of the Plan (and in no other capacity or for no other purpose, except as may be provided for under the terms of another agreement or document).

15.         NOTICES

15.1        Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the President of the Corporation at its principal corporate offices. Any notice required to be given or delivered to an Optionee may be in writing and addressed to such Optionee at the address indicated in the Stock Option Agreement or to such other address as such party may designate in writing from time to time to the Corporation. All notices shall be deemed to have been given or delivered upon: personal delivery; three days after deposit in the mail by certified or registered mail (return receipt requested); one business day after deposit with any return receipt express courier (prepaid); or one business day after transmission by confirmed by a fax transmission or electronic mail.

Effective Date: June 11, 2015.

SCHEDULE “A”

ELECTRAMECCANICA VEHICLES CORP.
STOCK OPTION AGREEMENT (“AGREEMENT”)
(for Canadian Optionees)

THIS AGREEMENT dated for reference the ____ day of _______________, _____.

BETWEEN:
ELECTRAMECCANICA VEHICLES CORP.,
a corporation incorporated under the British Columbia Business Corporations Act with an office at
Suite 1102, 328 East 11th Avenue, Vancouver, British Columbia, V5T 4W1.

(the “Corporation”)

AND:

[Insert other party name] , of [Insert other party address] .

(the “Optionee”)

WHEREAS:

A.

The Corporation’s board of directors (the “Board”) has approved and adopted the 2015 stock option plan (the “ Plan”), whereby the Board is authorized to grant stock options to purchase Common shares of the Corporation to directors, officers, employees and consultants of the Corporation and such other persons as the Plan Administrator shall select in accordance with the terms of the Plan;

B.	The Optionee provides services to the Corporation as a [Insert services] of the Corporation (the “Services”); and

C.	The Corporation seeks to grant the Options to the Optionee as an incentive for the provision or continued provision of the Services by the Optionee.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, it is hereby agreed by and between the parties as follows:

1.

The Corporation hereby grants to the Optionee, on the terms and conditions set out in this Agreement and in the Plan, an irrevocable right and option (the “ Option”) to purchase, from time to time, up to [Insert # of shares] Common shares of the Corporation (the “Optioned Shares”) as fully paid and non-assessable at an exercise price of CAD$ [Insert exercise price] per Optioned Share, exercisable (provided that the Option has vested pursuant to Section 4 hereof) from the date of this Agreement (the “Date of Grant”) until 5:00 p.m. (Vancouver time) on the 5th anniversary of the Date of Grant (the “ Expiry Date”), unless earlier terminated. ♦ [EXPIRY DATE TO BE DETERMINED – MAX TERM PURSUANT TO THE PLAN IS 10 YEARS]

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2.	Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan.

3.	The Option shall expire and terminate and be of no further force or effect whatsoever on the Expiry Date.

4.	The Option shall vest according to the following schedule: ♦[Vesting to be determined – Currently set as default vesting pursuant to the Plan]

(a)	on the first anniversary of the Date of Grant, the Option shall vest and shall become exercisable with respect to 25% [CONFIRM %] of the Optioned Shares to which it pertains; and

(b)	the remaining 75% [CONFIRM %] of the Option shall vest in 36 equal monthly instalments commencing on the first anniversary of the Date of Grant.

5.

Subject to the provisions of this Agreement and the Plan, the Optionee, or the Optionee’s legal personal representative(s), may exercise the Option or a portion thereof from time to time by signing a notice in writing (the “Notice of Exercise”) addressed to the Corporation and delivering the Notice of Exercise to the Corporation at its address shown on Page 1 of this Agreement, or the address as instructed by the Corporation from time to time, substantially in the form attached as Exhibit “A” hereto. The Notice of Exercise must state the intention of the Optionee, or the Optionee’s legal personal representative(s), to exercise the Option or a portion thereof and the number of Optioned Shares for which the Option is being exercised. The Notice of Exercise must be accompanied by payment in full for the Optioned Shares being purchased, in cash or by certified cheque, bank draft, cashier’s cheque or wire transfer payable to the Corporation.

6.

Subject to the provisions of paragraph 7 below, upon the exercise of all or any part of the Option, the Corporation shall forthwith cause the President or Secretary of the Corporation to deliver to the Optionee or his/her/its personal representative, following receipt by the Corporation of the Notice of Exercise, a certificate or certificates in the name of the Optionee or his/her/its personal representative representing the number of Optioned Shares specified in the Notice of Exercise in respect of which the Corporation has received payment.

7.

The Corporation shall not be obligated to cause the issuance, transfer or delivery of a certificate or certificates representing Optioned Shares to the Optionee, until provision has been made by the Optionee, to the satisfaction of the Corporation, for the payment of the aggregate exercise price for all Optioned Shares for which the Option shall have been exercised, and for satisfaction of any tax withholding obligations associated with such exercise.

8.

Nothing herein contained shall obligate the Optionee to purchase any Optioned Shares except those Optioned Shares in respect of which the Optionee shall have exercised the Option in the manner hereinbefore provided.

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9.

The Option may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by applicable laws of descent and distribution or pursuant to applicable family relations legislation.

10.	The Optionee and the Corporation represent that the Optionee is either a director, officer, employee, or consultant of the Corporation or any Related Corporation.

11.

The Optionee represents that he or she has not been induced to enter into this Agreement by the expectation of employment or continued employment or retention or continued retention by the Corporation or any Subsidiary.

12.

The Optionee shall have no rights whatsoever as a shareholder in respect of any of the Optioned Shares (including any right to receive dividends or other distribution therefrom or thereon) except in respect of which the Option has been properly exercised in accordance with the terms of this Agreement.

13.	The Option will terminate under the following circumstances:

(a)

If the Optionee is a director, officer, employee, or consultant of the Corporation or a Subsidiary, and ceases to be a director, officer, employee or consultant by reason of termination or removal for cause, the Option will terminate on the effective date of the Optionee ceasing to be a director, officer, employee, or consultant, as the case may be, for that reason.

(b)

If the Optionee is a director, officer, employee, or consultant of the Corporation or a Subsidiary, and ceases to be a director, officer, employee or consultant by reason of death or Disability, the Optionee’s personal representative will have the right to exercise any unexercised portion of the Option, in whole or in part, at any time until the earlier of (a) the Expiry Date and (b) the date that is three (3) months after the effective date of the Optionee ceasing to be a director, officer, employee, or consultant by reason of death or Disability.

(c)

If the Optionee is a director, officer, employee, or consultant of the Corporation or a Subsidiary, and ceases to be a director, officer, employee, or consultant for any reason other than as set out in subparagraphs (a) or (b) above, the Option will terminate on the earlier of (a) the Expiry Date and (b) the date that is three (3) months after the effective date of the Optionee ceasing to be a director, officer, employee, or consultant for that other reason.

(d)

If the Optionee ceases to be one type of Optionee (i.e., director, officer, employee, or consultant) but concurrently is or becomes one or more other type of Optionee, the Option will not terminate but will continue in full force and effect and the Optionee may exercise the Option until the earlier of (a) the Expiry Date and (b) the applicable date set forth in subparagraphs (a), (b) or (c) above where the Optionee ceases to be any type of Optionee.

(e)	The Option will not be affected by any change of the Optionee’s employment where the Optionee continues to be employed by the Corporation or any Subsidiary.

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14.

Neither this Agreement nor the Plan confers on the Optionee the right to continue in the employ of or association with the Corporation or any Subsidiary, nor do they interfere in any way with the right of the Optionee or the Corporation or any Related Corporation to terminate the Optionee’s employment at any time.

15.	Reference is made to the Plan for particulars of the rights and obligations of the Optionee and the Corporation in respect of:

(a)	the terms and conditions on which the Option is granted; and

(b)	a consolidation or subdivision of the Corporation’s share capital or an amalgamation or merger;

all to the same effect as if the provisions of the Plan were set out in this Agreement and to all of which the Optionee assents.

16.	The Corporation will give a copy of the Plan to the Optionee on request.

17.	Time is of the essence of this Agreement.

18.	This Agreement will enure to the benefit of and be binding on the Corporation and its successors, and the Optionee and, to the extent provided herein, the Optionee’s personal representative(s).

19.

The terms of the Option are subject to the provisions of the Plan, as the same may from time to time be amended, and any inconsistencies between this Agreement and the Plan, as the same may be from time to time amended, shall be governed by the provisions of the Plan.

20.	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

21.

Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

This Agreement is dated as of the day and year first above written.

ELECTRAMECCANICA VEHICLES CORP.

Per:
Authorized Signatory

WITNESSED BY:	)
)
)
Signature	)
)
Name	)
	)	♦
Address	)
)
)
)
Occupation	)

♦OR IF CORPORATION

♦

Per:
Authorized Signatory

EXHIBIT "A"

TO:	ELECTRAMECCANICA VEHICLES CORP.

Suite 1102, 328 East 11th Avenue,
Vancouver, British Columbia, V5T 4W1

Notice of Exercise

This Notice of Election to Exercise shall constitute proper notice pursuant to Section 5.1(h) of  ELECTRAMECCANICA VEHICLES CORP.’S (the “Corporation”) 2015 Stock Option Plan (the “Plan”) and Section 5 of that certain Stock Option Agreement (the “Agreement”) dated as of ____________________, _____, between the Corporation and the undersigned.

The undersigned hereby elects to exercise Optionee’s option to purchase [Insert # of shares] Common shares in the capital of the Corporation at a price of $[Insert price per share] per common share, for aggregate consideration of $[Insert consideration amount] , on the terms and conditions set forth in the Agreement and the Plan. Such aggregate consideration accompanies this notice.

The Optionee hereby directs the Corporation to issue, register and deliver the certificates representing the shares as follows:

Registration Information:	Delivery Instructions:

Name to appear on certificates	Name

Address	Address

Telephone Number

DATED at [Insert Location] , the _______day of ______________, 20____.

(Name of Optionee – Please type or print)

(Signature and, if applicable, Office)

(Address of Optionee)

(City, Province, and Postal Code of Optionee)

(Fax Number)